Exhibit 5.1

January 13, 2021

Anchiano Therapeutics Ltd. One Kendall Square Building 1400E Suite 14-105 Cambridge, MA 02139

Ladies and Gentlemen:

Re: Registration Statement on Form S-4

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Anchiano Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to the issuance by the Company of up to 868,318,380 ordinary shares, no par value, of the Company (the “Ordinary Shares”), represented by American Depositary Shares (the “ADSs”). The Ordinary Shares are being issued in connection with and pursuant to the Agreement and Plan of Merger, dated December 14, 2020, by and among the Company, CMB Acquisition Ltd. and Chemomab Ltd.

The ADSs will be issued under the Deposit Agreement, dated February 14, 2019, among the Company, the Bank of New York Mellon, as Depositary (the “Depositary”), and the owners and holders from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”).

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion, and we have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Upon the basis of such examination, we advise you that we are of the opinion that upon the issuance and deposit with the Depositary (or its custodian) of the Ordinary Shares to be represented by the ADSs in the manner described in the Deposit Agreement, the Ordinary Shares to be represented by the ADSs will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the sections of the Registration Statement entitled “Legal Matters”. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.

Goldfarb Seligman & Co.